Ambient Water Launches Newest Atmospheric Water Generator, AW800, to Address Bulk Water Needs in Water Scarce Regions

SPOKANE, WA – September 7, 2016 – Ambient Water (OTCPink: AWGI), a leading innovator of atmospheric water generation systems for extracting water from humidity in the air, today announced the launch of its newest model, the AW800, to address bulk water needs in water scarce regions. The AW800 is capable of generating up to 800 gallons of water per day for various uses including human consumption and agriculture.

The AW800 is the newest model of Ambient Water’s commercial atmospheric water generator lineup and was built to maximize water generation while minimizing electrical power usage for optimal efficiency. The AW800 is a self-contained water generation and dispensing unit that is housed within a 20-foot ISO shipping container, allowing for easy transit and a rugged design to endure the environmental elements of any region.

Utilizing standard electricity, the AW800 requires 55kW – approximately 24kW for steady state operation – at a variety of voltages, which can vary based on installation location. When located in regions with sufficient temperature and humidity – the technology can produce water with humidity levels as low as 30% - the technology will produce quality drinking water that is uniquely filtered to ensure it is 99.9% free of all impurities. The technology is also equipped to handle local dispensing of the water, as well as bulk delivery.

“We are pleased to announce the newest model of our line of atmospheric water generators, the AW800, which will enable us to further serve the bulk water needs of many throughout the world,” said Keith White, Founder and CEO of Ambient Water. “One of the biggest takeaways from our conversations with global leaders in regards to the drought was that they needed more water than even they thought. As such, they required a solution that could produce large amounts in bulk, while still remaining efficient on energy use and cost. We feel strongly that the AW800 can meet and exceed these needs as a solution to water scarcity, while also driving revenue for our company.”

The launch of the AW800 comes at a time when bulk water needs have risen drastically across the globe, including in Latin America, South America, The Middle East, and parts of North America. Ambient Water has worked to address water scarcity in those regions, having recently signed MOUs for exclusive sale of its technology in Mexico, and Peru. The company continues to have positive conversations with political leaders and decision makers in other regions across the globe.

Ambient Water’s patented atmospheric water generation technology literally makes water out of thin air, transforming humidity into an abundant source of clean water near the point of use. With multiple systems already commercially available or in development, the Company’s technology produces clean and fresh water for a host of commercial industries, including oil and gas exploration and farming, while also providing fresh drinking water for homes, offices, and communities.

About Ambient Water Corp.

Ambient Water pioneered atmospheric water generation technology for extracting water from humidity in the air. Drawing from the renewable ocean of water vapor in the air that we breathe, the Company’s patented technology cost-effectively transforms humidity into an abundant source of clean water near the point of use. The scalable and modular systems can be configured for a number of water-sensitive applications ranging from oil and gas exploration to vertical farming. The systems can also be configured to produce high quality drinking water for homes, offices, and communities. For a thirsty planet on the verge of a water crisis, Ambient Water makes clean water out of thin air. To learn more about Ambient Water, visit our website at http://www.AmbientWater.com.

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